AGCA, Inc.  Certified Public Accountants

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use, in the Post Effective Amendment No. 1 to Form S-1 of LianDi Clean Technology, Inc. to be filed with the Securities and Exchange Commission on or about August 1, 2011 (Registration No. 333-165755), of our report dated June 25, 2010 on our audit of the consolidated financial statements of LianDi Clean Technology, Inc. and subsidiaries for the year ended March 31, 2010.

/s/ AGCA, Inc.

Arcadia, California
August 1, 2011

735 W. Duarte Road, Arcadia, CA 91007
Phone: (626) 446-4000  •  Fax: (626) 446-4002  •  E-mail: info@agcacpa.com